UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2015

NCL CORPORATION LTD.

(Exact name of Registrant as specified in its charter)

Bermuda

(State of Incorporation)

333-128780

(Commission File Number)

20-0470163

(I.R.S. Employer Identification No.)

7665 Corporate Center Drive Miami, Florida	33126
(Address of principal executive offices)	(Zip Code)

(305) 436-4000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

Appointment of Director.

On August 4, 2015, the Board of Directors (the “Board”) of Norwegian Cruise Line Holdings Ltd. (the “Company”), which is the direct parent company of NCL Corporation Ltd., appointed Mr. Frank J. Del Rio, the Company’s President and Chief Executive Officer, as a member of the Board, effective immediately. Mr. Del Rio was appointed to the Board in accordance with his employment agreement with the Company, which is described below.

Mr. Del Rio has been a party to certain transactions with the Company, which have been disclosed under “Certain Relationships and Related Party Transactions” in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 16, 2015. The disclosure related to such transactions is incorporated herein by reference.

Compensatory Arrangements of Certain Officers.

On August 4, 2015, the Company entered into a letter agreement (the “Letter Agreement”) with Mr. Del Rio to amend his existing employment agreement, originally dated June 5, 2014 and subsequently amended by a letter agreement dated September 2, 2014 (the “Employment Agreement”). The key terms of the Letter Agreement are summarized below.

Continuation of Employment. Mr. Del Rio’s term of employment as the Company’s President and Chief Executive Officer is extended to June 30, 2019. Mr. Del Rio is entitled to be elected to serve on the Company’s Board during the term of his employment.

Base Salary. Beginning in calendar year 2016, Mr. Del Rio’s current base salary of $1,837,500 will be reduced to $1,500,000 and he will no longer be entitled to receive automatic 5% increases to his base salary amount each calendar year.

Bonus. Beginning in calendar year 2016, Mr. Del Rio’s current target bonus amount of 100% of his base salary will be increased to 200% of his base salary. Mr. Del Rio’s annual bonus opportunity will be subject to a new maximum limit of 300% of his base salary.

Expense Reimbursement. Beginning in calendar year 2016, Mr. Del Rio’s travel expense allowance will be increased from $30,000 to $100,000 and will no longer be subject to automatic review for upward adjustment each year.

Option Award. In connection with entering into the Letter Agreement, Mr. Del Rio was awarded a one-time grant of options covering 1,250,000 ordinary shares of the Company (the “Company Options”) at an exercise price per share equal to the closing price of the Company’s ordinary shares on the date of grant. Fifty percent of the Company Options will be subject to time-based vesting requirements and will become vested in two equal installments on each of June 30, 2017 and June 30, 2019, in each case subject to Mr. Del Rio’s continued employment through the applicable vesting date. The remaining fifty percent of the Company Options (the “Performance Options”) will be subject to the following performance-based vesting requirements: one-third of the Performance Options will vest if the Company achieves earnings per share performance hurdles established for the 2015-2018 calendar years; one-third of the Performance Options will vest if the Company achieves return on invested capital hurdles established for the 2016 and 2018 calendar years; and one-third of the Performance Options will vest if the Company achieves a share price appreciation hurdle during the term of Mr. Del Rio’s Employment Agreement.

Pursuant to the terms of the Letter Agreement and effective as of January 1, 2015, Mr. Del Rio will no longer be entitled to receive automatic annual grants of time-based options.

Restricted Stock Unit Award. In connection with entering into the Letter Agreement, Mr. Del Rio was awarded a one-time grant of 300,000 restricted share units with respect to the ordinary shares of the Company (the “Company RSUs”). Fifty percent of the Company RSUs will be subject to time-based vesting requirements and will become vested ratably on each of June 30, 2016, June 30, 2017, June 30, 2018 and June 30, 2019, in each case subject to Mr. Del Rio’s continued employment through the applicable vesting date. The remaining fifty percent of the Company RSUs will be subject to the same performance-based vesting requirements in the same proportions as described above for the Performance Options.

Treatment of Company Options and Company RSUs upon Certain Terminations.  The Letter Agreement provides that if the Company terminates Mr. Del Rio’s employment without “cause” or if Mr. Del Rio earlier terminates his employment for “good reason” (as these terms are defined in the Employment Agreement), all then unvested Company Options and Company RSUs will vest in full, and if Mr. Del Rio’s employment terminates by reason of his death or disability, he will vest in a pro rata portion of the next unvested installment of such time-based vesting awards.

Except as described herein, the material terms of Mr. Del Rio’s Employment Agreement remain unchanged. Mr. Del Rio’s original employment agreement and the September 2014 amendment are filed as Exhibits 10.88 and 10.89 to the Company’s Annual Report on Form 10-K filed with the Securities Exchange Commission on February 27, 2015 and incorporated herein by reference.

Departure of Director.

On August 4, 2015, Mr. Robert Seminara notified the Company that he was resigning from the Board, effective immediately. Mr. Seminara’s resignation did not involve a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, NCL Corporation Ltd. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 6th day of August, 2015.

NCL CORPORATION LTD.

By:	/s/ Daniel S. Farkas
Daniel S. Farkas
Senior Vice President, General Counsel
and Assistant Secretary